* Portions of this exhibit have been omitted because such portions are not material and would be competitively harmful if publicly disclosed.

PEP25 Grant Award Agreement
TERM SHEET

This Term Sheet includes important information concerning your Performance Earnings Program (“PEP”) award for Fiscal Year 2025 (“PEP25”). The PEP25 award is subject to the Standard Terms and Conditions for Performance Earnings Program, including Attachment A thereto, and the AECOM 2020 Stock Incentive Plan attached hereto (together, the “Plan Documents”).

The highlights of the PEP25 award include, in each case, subject to the terms and conditions set forth herein:

Performance Period: Fiscal years 2025 – 2027.

Performance Measures: Return on Invested Capital (“ROIC”), Average Adjusted Earnings per Share (“EPS”) Growth, and Relative Total Shareholder Return (“TSR”), equally weighted. ROIC and Relative TSR are measured over a single three-year period covering fiscal years 2025, 2026 and 2027. Average Adjusted EPS Growth measures EPS growth in fiscal year 2025, average EPS growth in fiscal years 2025 and 2026, and average EPS growth in fiscal years 2025, 2026, and 2027.

Vesting: Earned PEP units shall generally cliff vest 100% on December 15, 2027 (the “Scheduled Vesting Date”), subject to your continued employment at AECOM through such date. If your employment at AECOM ends prior to this date, you will generally forfeit the entire award, except that you may be eligible for payment of all or a portion of the award if your employment ends due to death, disability, retirement, or in a Severance-Eligible Termination (as defined below).

Taxation: PEP awards issued in the U.S. are generally subject to federal and state income tax, FICA, and other state employment taxes on or about the settlement date, except that FICA may be due in an earlier year of vesting in certain cases. PEP awards issued outside the U.S. are generally taxed on the vesting date under local tax laws. Please consult a tax advisor for information specific to your individual facts and circumstances.

Award Payout: Your PEP award payout will range from 0% to 200% of target based on attainment of performance goals and your continued employment, and payment will generally be in the form shares of AECOM common stock. The payout will be reduced for any required tax withholding unless you elect in advance of vesting to pay the taxes yourself and you have sufficient cash balances within your personal Merrill Lynch brokerage account to remit the amount of the required tax withholding to AECOM at the time that such tax withholding is due (or make other arrangement to timely satisfy such obligations as may be permitted under the Plan Documents). The remaining AECOM shares earned (net of applicable taxes) will be deposited into your Merrill Lynch brokerage account as soon as administratively possible following the Scheduled Vesting Date, but in no event later than the 15th day of the third month following the Scheduled Vesting Date (or if PEPs vest in connection with an employment termination due to death or disability, no later than the 15th day of the third month following such termination, with the exact date of settlement within such payment window determined by the Administrator in its sole discretion).

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Grant Acceptance: You must accept your PEP grant online at www.benefits.ml.com before you can receive payment of your vested PEP award. If you do not accept your PEP grant within 60 days after the award is granted, your award may be cancelled in the discretion of the Administrator.

Hong Kong Employees: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

The information provided above is a summary of the Plan Documents. If any conflict should arise between this document and the Plan Documents, the Plan Documents will always govern. If you have any questions, please contact:

Quinn Goetsch
VP, Global Total Rewards
Quinn.Goetsch@aecom.com

AECOM
STANDARD TERMS AND CONDITIONS FOR
PERFORMANCE EARNINGS PROGRAM
These Standard Terms and Conditions apply to any Award of Performance Earnings Program (“PEP”) units granted to an employee of the Company on or after March 10, 2020, under the AECOM 2020 Stock Incentive Plan, as may be amended from time to time (the “Plan”), which are evidenced by a Term Sheet or an action of the Administrator that specifically refers to these Standard Terms and Conditions.
1.TERMS OF PEP UNITS
AECOM, a Delaware corporation (the “Company”), has granted to the Participant named in the term sheet (including Attachment A thereto) provided to said Participant herewith, or otherwise provided electronically or included on the stock administrator’s online grant summary page (such materials, collectively, the “Term Sheet”) an opportunity to earn a target number of PEP units (the “Award”) specified in the Term Sheet. Each PEP unit, if earned, represents the right to receive one share of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), together with a cash payment in an amount equivalent to the aggregate of all Common Stock per share dividends (if any) with an ex dividend date occurring while the PEP unit to which such share relates was outstanding and prior to the payment of such PEP unit (a “Dividend Equivalent”), in each case, upon the terms and subject to the conditions set forth in the Term Sheet, these Standard Terms and Conditions, and the Plan, each as amended from time to time. For purposes of these Standard Terms and Conditions and the Term Sheet, any reference to the Company shall, unless the context requires otherwise, include a reference to any Subsidiary, as such term is defined in the Plan.
2.EARNOUT OF PEP UNITS
The number of PEP units earned under the Award shall be determined according to attainment of the Performance Objectives and Performance Earnout Schedule specified in the Term Sheet.
3.VESTING OF PEP UNITS
The Award shall not be vested as of the Grant Date set forth in the Term Sheet and shall be forfeitable unless and until the Award vests pursuant to the terms of the Term Sheet and these Standard Terms and Conditions. After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan (or as may otherwise be provided by any individual agreement between the Participant and the Company or any Company benefit plan), the Award shall become vested as described in the Term Sheet with respect to the number of PEP units earned as set forth in the Term Sheet; provided that (except as set forth in Section 6 below) the Participant does not experience a Termination of Employment (as defined in the Plan) prior to the Award becoming vested. Notwithstanding anything herein or in the

Term Sheet to the contrary, if a date on which PEP units subject to the Award would vest is not a business day, the applicable portion of the Award shall vest on the prior business day. PEP units granted under the Award that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.” PEP units granted under the Award that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.” The vesting period of the Award may be adjusted by the Administrator in its sole discretion to reflect any decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis, provided that the Administrator may take into consideration any accounting consequences to the Company or tax consequences in making any such adjustment. Dividend Equivalents shall accrue and remain unvested with respect to Unvested Units and shall vest, if at all, at the same time or times as the Unvested Units to which the Dividend Equivalents relate. Dividend Equivalents shall not accrue interest.
Notwithstanding anything herein to the contrary, in connection with any Transaction, Section 12 of the Plan shall apply to the Award, except as otherwise provided in any individual agreement between the Participant and the Company in effect at the time of the Transaction or any Company benefit plan or written policy in effect and applicable to the Participant at the time of such Transaction.
4.SETTLEMENT OF PEP UNITS
Except as otherwise expressly provided in Section 6 below, each earned Vested Unit will be settled by the delivery of one share of Common Stock (subject to adjustment under Section 12 of the Plan) to the Participant or, in the event of the Participant’s death, to the Participant’s estate, heir or beneficiary, promptly following the Scheduled Vesting Date (but in no event later than the 15th day of the third month following the Scheduled Vesting Date or, if PEPs vest in connection with an employment termination due to death or disability, no later than the 15th day of the third month following such termination, with the exact date of settlement within such payment window determined by the Administrator in its sole discretion); provided that the Participant has satisfied all of the tax withholding obligations described in Section 8 below, and that the Participant has completed, signed and returned any documents and taken any additional action that the Administrator deems appropriate to enable it to accomplish the delivery of the shares of Common Stock. The issuance of the shares of Common Stock hereunder may be effected by the issuance of a stock certificate, recording shares on the stock records of the Company or by crediting shares in an account established on the Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Administrator. Fractional shares will not be issued pursuant to the Award, and will instead be rounded down.
Notwithstanding the above, (i) the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the delivery of shares hereunder would violate any federal, state or other applicable laws, (ii) the Company may issue shares of Common Stock hereunder subject to any restrictive legends that, as determined by the Company’s counsel, are necessary to comply with securities or other regulatory requirements, and (iii) the date on which shares are issued hereunder may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters (which delay shall in no event extend beyond 15th day of the third month following the Scheduled Vesting Date).
Dividend Equivalents shall be settled in cash (net of applicable tax withholding) at the same time, and upon the same conditions, if applicable, as the earned Vested Units to which they relate.
5.RIGHTS AS STOCKHOLDER
Prior to any issuance of shares of Common Stock in settlement of the Award, no shares of Common Stock will be reserved or earmarked for the Participant or the Participant’s account nor shall the Participant have any of the rights of a stockholder with respect to such shares. With the exception of Dividend Equivalents (which shall be settled, if at all, in the form of cash), pursuant to the terms hereof, the Participant will not be entitled to any privileges of ownership of the shares of Common Stock (including, without limitation, any voting rights) underlying Vested Units and/or Unvested Units unless and until shares of Common Stock are actually delivered to the Participant hereunder.
6.TERMINATION OF EMPLOYMENT

Upon the date of the Participant’s Termination of Employment (as defined in the Plan) for any reason, except as otherwise expressly provided in this Section 6 or in any individual agreement between the Participant and the Company in effect at the time of Termination of Employment or under any applicable Company plan, including the Company’s Change in Control Severance Policy for Key Executives (the “CIC Severance Plan”), the Company’s Senior Leadership Severance Plan (the “SLSP”), the Company’s Enterprise Leadership Severance Plan (“the ELSP”), the Company’s Leadership Severance Plan (the “LSP”, and together with the CIC Severance Plan, the SLSP, the ELSP, and any other applicable plan or agreement that provides for accelerated vesting or similar rights that may apply to the Award, the “Severance Plans”), each if applicable, all Unvested Units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.  Dividend Equivalents shall be subject to the same treatment upon the Participant’s Termination of Employment as the Vested Units or Unvested Units to which they relate. For the avoidance of doubt, regardless of any notice or severance period required by any applicable law, in no event shall the Participant’s entitlement to or receipt of pay in lieu of notice or severance pay under any statute, contract or at common law serve to extend the effective date of Participant’s Termination of Employment for any purpose under this Award.

A.      Upon Termination of Employment as a result of the death of the Participant, unless otherwise provided in any written individual agreement between the Participant and the Company in effect at the time of the Termination of Employment or under any applicable Company plan, including the Severance Plans, (i) the Award will be eligible to vest in full; (ii) the number of Vested Units will be determined based on the Company’s actual performance relative to the Performance Objectives (as defined in the Term Sheet) through the date of such Termination of Employment in a manner determined by the Administrator in its sole discretion; and (iii) each earned Vested Unit will be settled by the delivery of one share of Common Stock (subject to adjustment under Section 12 of the Plan) to the Participant’s estate, heir or beneficiary no later than the 15th day of the third month following the date of such Termination of Employment. Any unearned/unvested PEP units (after taking into consideration the foregoing vesting acceleration, if any) shall be forfeited upon the Termination of Employment by the Participant’s estate, heir or beneficiary and cancelled and surrendered to the Company without payment of any consideration to the Participant’s estate, heir or beneficiary.

B.      Upon Termination of Employment as a result of the Total and Permanent Disablement of the Participant, unless otherwise provided in any written individual agreement between the Participant and the Company in effect at the time of the Termination of Employment or under any applicable Company plan, including the Severance Plans, subject to the Participant’s (or the Participant’s legal guardian’s) execution of a general release of all claims in a form provided by the Administrator at the time of termination, (i) the Award will be eligible to vest in full; (ii) the number of Vested Units will be determined based on the Company’s actual performance relative to the Performance Objectives through the date of the such Termination of Employment in a manner determined by the Administrator in its sole discretion; and (iii) each earned Vested Unit will (subject to satisfaction of the foregoing release requirement) be settled by the delivery of one share of Common Stock (subject to adjustment under Section 12 of the Plan) to the Participant no later than the 15th day of the third month following such Termination of Employment. Any unearned/unvested PEP units (after taking into consideration the foregoing vesting acceleration, if any) shall be forfeited upon the Termination of Employment by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant. For purposes of the Award and these Standard Terms and Conditions, the term “Total and Permanent Disablement” means that the Participant has become entitled to benefits under an applicable long-term disability policy of the Company or, if no such policy covers the Participant, then Total and Permanent Disablement means that the person has become disabled within the meaning of Section 409A of the Code (or any successor provision thereto).

C.         (i) If Termination of Employment occurs as a result of the Retirement of a Participant, unless otherwise provided in any written individual agreement between the Participant and the Company in effect at the time of such Termination of Employment or under any applicable Company plan, including the Severance Plans, subject to the Participant’s execution of a general release of all claims and a non-solicitation and/or non-competition agreement in a form provided by the Administrator at the time of termination (and continued compliance therewith), (a) the Award will remain outstanding and eligible to vest following the Termination of Employment due to Retirement; (b) the number of Vested Units will be determined based on the Company’s actual performance relative to the Performance Objectives through the end of the Performance Period; and (c) each earned Vested Unit will (subject to satisfaction of the foregoing release requirement) be settled by the delivery of one share of Common Stock (subject to adjustment under Section 12 of the Plan) to the Participant in accordance with Section 4 above (i.e., no later than the 15th day of the third month following the Scheduled Vesting Date). Any unearned/unvested PEP units shall be forfeited by the Participant as of the date such PEP units can no longer be eligible to vest according to their terms and cancelled and surrendered to the Company without payment of any consideration to the Participant.

    (ii) For purposes of the Award and these Standard Terms and Conditions, the term “Retirement” means retirement from active employment with the Company and its Subsidiaries at such time that each of the following conditions has been satisfied: (a) the Participant has reached the age of fifty-five (55); (b) the number of years of the Participant’s service with the Company or its Subsidiaries is greater than or equal to five (5); (c) the sum, rounded down to the nearest whole number, of the Participant’s age (measured to two decimal points) and the number of years (measured to two decimal points) of uninterrupted service with the Company or its Subsidiaries is greater than or equal to sixty-five (65), and (d) the Participant has provided the Company with at least nine (9) months’ prior written notice of the Participant’s intent to retire (a “Retirement Notice”). In addition, in order to constitute a Retirement to which this Section 6.C applies, following the Participant’s delivery of a Retirement Notice, (a) the Participant shall continue performing the same or similar job duties that were performed prior to notice being provided, maintaining good standing with the Company and its Subsidiaries (as applicable) and attending meetings with clients, successors, and other stakeholders; and (b) the Participant shall perform such activities as may be requested by the Company to help identify a successor and transition duties and responsibilities during such period (clauses (a) and (b) together, the “Pre-Retirement Employment Duties”). Notwithstanding the foregoing, if the Participant was eligible for Retirement as of December 2022 under Company guidelines in effect prior to December 2022, as determined by the Administrator in its sole discretion, then the Participant shall be eligible to terminate employment due to Retirement at any time, except that in order to terminate due to Retirement, the Participant must nevertheless provide the Company a Retirement Notice (i.e., at least nine (9) months’ prior written notice of the Participant’s intent to retire) and, following the Participant’s delivery of a Retirement Notice, the Participant must perform the Pre-Retirement Employment Duties as provided above, maintaining good standing with the Company and its Subsidiaries (as applicable) throughout such period. Notwithstanding anything herein to the contrary, if the Administrator determines that the Participant has not fulfilled the Pre-Retirement Employment Duties, the Award shall be forfeited by the Participant upon the date of the Termination of Employment and cancelled and surrendered to the Company without payment of any consideration to the Participant. The determination of the Administrator as to an individual’s Retirement (including eligibility for Retirement) shall be conclusive on all parties. For clarity, following the Participant’s delivery of any Retirement Notice, the Participant’s employment with the Company and its Subsidiaries shall automatically terminate without further action by any part on the last day of the nine (9)-month period specified in the Retirement Notice.

D.        Upon Termination of Employment as a result of which the Participant becomes entitled to severance payments and/or benefits under any Severance Plan, which benefits include any service-vesting credit, accelerated service-vesting or similar benefit applicable to the Award (“Accelerated Service-Vesting” and, any such termination of employment, a “Severance-Eligible Termination”), subject to the Participant’s execution of a general release of all claims in a form provided by the Administrator at the time of termination (which for clarity, may be satisfied by the Participant’s execution of any release required under the applicable Severance Plan), the Award will satisfy applicable service-vesting conditions solely to the extent provided in the applicable Severance Plan, and each PEP unit subject to such Accelerated Service-Vesting will (subject to satisfaction of the foregoing release requirement) remain outstanding and eligible to be earned hereunder in accordance with the terms and conditions set forth herein, and if so earned, shall be settled by the delivery of one share of Common Stock (subject to adjustment under Section 12 of the Plan) to the Participant no later than the 15th day of the third month following the Scheduled Vesting Date. Any unearned/unvested PEP units (after taking into consideration the foregoing Accelerated Service-Vesting, if any) shall be forfeited by the Participant as of the date such PEP units cease to be eligible to vest and be earned according to their terms, and shall be cancelled and surrendered to the Company without payment of any consideration to the Participant as of such date.

E. Upon Termination of Employment for Cause, all Vested Units and Unvested Units shall be forfeited by the Participant and cancelled and surrendered to the Company without payment of any consideration to the Participant.

7.CONDITIONS AND RESTRICTIONS ON SHARES
The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued in respect of Vested Units, including without limitation (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (c) restrictions in connection with any underwritten public offering by the Company of the Company’s securities pursuant to an effective registration statement filed under the Securities Act of 1933, (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (e) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.
At no time will the Participant have the right to require the Company to purchase from the Participant any Shares acquired by the Participant under the Award. Any Shares acquired by such Participant under the Award may not be repurchased by the Company for a period of six (6) months following the date on which the Participant acquired such Shares pursuant to the Award.
8.INCOME TAXES
The Participant will be subject to federal and state income and other tax withholding requirements on a date (generally, the Settlement Date, although certain federal “FICA” taxes may become due in an earlier vesting year) determined by applicable law (any such date, the “Taxable Date”), based on the fair market value of the shares of Common Stock underlying the units that are vested and earned together with the value of any related Dividend Equivalents. The Participant will be solely responsible for the payment of all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation that may be related to the Vested Units and Dividend Equivalents and imposed on the Participant, including any such taxes that are required to be withheld and paid to the applicable tax authorities (the “Tax Withholding Obligation”). The Participant will be responsible for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Administrator at its sole discretion.
By accepting the Award the Participant agrees that, unless and to the extent the Participant has otherwise satisfied the Tax Withholding Obligations in a manner permitted or required by the Administrator pursuant to the Plan, the Company is authorized to withhold from the shares of Common Stock issuable to the Participant in respect of Vested Units the whole number of shares (rounded down) having a value (as determined by the Company consistent with any applicable tax requirements) on the Taxable Date or the first trading day before the Taxable Date sufficient to satisfy the applicable Tax Withholding Obligation. Without limiting the foregoing, the Administrator may accelerate the time of settlement of a number of earned/vested Units sufficient in value to cover any required withholding of FICA taxes (together with any taxes arising as a result of the settlement of such earned/Vested Units) arising in a vesting year prior to the year of settlement of such earned/Vested Units, determined in accordance with Treas. Reg. 1.409A-3(j)(vi). If any withheld shares are not sufficient to satisfy the Participant’s Tax Withholding Obligation, the Participant agrees to pay to the Company as soon as practicable any amount of the Tax Withholding Obligation that is not satisfied by the withholding of shares of Common Stock described above.
At any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., a Settlement Date), the Participant may elect to satisfy all or any part of the Participant’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient (in light of the uncertainty of the exact amount thereof) to satisfy the Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a personal check payable to the Company, or (iii) such other means as specified from time to time by the Administrator; in each case unless the Company has specified prior to such date that the Participant is not permitted to satisfy the Tax Withholding Obligation by any such means. The Administrator may, in its discretion, permit or require that the Tax Withholding Obligation be satisfied by the Participant providing instruction and authorization to the Company and a brokerage firm designated by the Company to sell on the Participant’s behalf a whole number of shares of Common Stock from those shares issued to the Participant in respect of Vested Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. If this “sell to cover” method of payment is permitted (and elected) or required, the applicable shares of Common Stock will be sold on the Taxable Date or as soon thereafter as practicable. The Participant will be responsible for all broker's fees and other costs of sale, and agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. The number of shares sold may be determined by considering any applicable withholding rates, including maximum applicable rates, and to the extent the proceeds of such sale exceed the Tax Withholding Obligation, the Company shall make such arrangement as it determines appropriate to credit such amount for the Participant’s benefit and the Participant acknowledges that the Participant has no entitlement to the equivalent in shares. The Participant agrees to pay to the Company as soon as practicable any amount of the Tax Withholding Obligation that is not satisfied by the sale.
The Company may refuse to issue any shares of Common Stock to the Participant or settle any Dividend Equivalents until the Participant satisfies the Tax Withholding Obligation. The Participant acknowledges that the Company has the right to retain, without notice, from shares issuable under the Award or from salary, or other amounts payable to the Participant, shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.
The Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with the Award, regardless of any action the Company takes or any transaction pursuant to this Section 8 with respect to any tax withholding obligations that arise in connection with the Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the Award, or the subsequent sale of any of the shares of Common Stock underlying Vested Units. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant’s tax liability.
9.NON-TRANSFERABILITY OF AWARD
Unless otherwise provided by the Administrator, the Participant may not assign, transfer or pledge the Award or, prior to the vesting and settlement of the Award, the shares of Common Stock subject thereto or any right or interest therein to anyone other than by will or the laws of descent and distribution. The Company may cancel the Participant’s Award if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 9.
10.THE PLAN AND OTHER AGREEMENTS
In addition to these Terms and Conditions, the Award shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Certain capitalized terms not otherwise defined herein are defined in the Plan. In the event of a conflict between the terms and conditions of these Standard Terms and Conditions and the Plan, the Plan controls.
The Term Sheet, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Award. Any prior agreements, commitments or negotiations concerning the Award are superseded.
11.LIMITATION OF INTEREST IN SHARES SUBJECT TO AWARD
Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Term Sheet or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person in respect of Vested Units.
12.NOT A CONTRACT FOR EMPLOYMENT
Nothing in the Plan, in the Term Sheet, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

13.SECTION 409A
It is intended that this Award and any payments or benefits made or provided under the Plan or these Standard Terms and Conditions shall comply with Section 409A of the Code, or an exemption from or exception to Section 409A of the Code, and will be interpreted, applied and administered accordingly. Under no circumstances, however, shall the Company have any liability under the Plan or these Standard Terms and Conditions for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan or these Standard Terms and Conditions, including any taxes, penalties or interest imposed under Section 409A of the Code. To the extent any payment or benefit in respect of this Award is considered deferred compensation subject to (and not exempt from) the restrictions contained in Section 409A of the Code and to the extent the Participant is considered a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) at the time of his or her separation from service (as determined under Section 409A), such payment may not be made as a result of the Participant’s separation from service before the date that is six months after the Participant’s separation form service (or, if earlier, the Participant’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the Participant’s separation from service (or, if earlier, as soon as administratively practicable after the Participant’s death). To the extent required under Section 409A, any payment hereunder that may be made in connection with a Termination of Employment or any similar construct shall only be paid upon the Participant’s separation from service. If the period during which an award payout may be made spans more than one calendar year, then the actual date of such payment shall be determined by the Administrator in its sole discretion, and in no event shall the Participant dictate or influence the timing of such payment.
14.CLAWBACK POLICY
The Participant hereby acknowledges and agrees that the Participant and the award evidenced by this Agreement are subject to the terms and conditions of any clawback policy previously or hereafter adopted by the Company, including the Clawback Policy, effective October 1, 2012, and the Policy for Recovery of Erroneously Awarded Compensation, effective October 2, 2023, and any applicable law, rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed, as may be in effect from time to time.  To the extent the Participant is subject to any such policy, the terms and conditions of such policy are hereby incorporated by reference into this Agreement.
15.NOTICES
All notices, requests, demands and other communications pursuant to these Standard Terms and Conditions shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):
If to the Company, to:
AECOM
13355 Noel Rd #400
Dallas, Texas 75240
Attention: Compensation Department
If to the Participant, to the address for the Participant contained in the Company’s books and records.
16.SEPARABILITY
In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
17.HEADINGS
The headings preceding the text of the sections herein are inserted solely for convenience of reference and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction, or effect.
18.FURTHER ASSURANCES
Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of these Standard Terms and Conditions.
19.BINDING EFFECT
These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
20.DISPUTES
All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Administrator in its total and absolute discretion. In the event the Participant or other holder of an Award believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant or other holder may request arbitration with respect to such decision in accordance with the terms of the Plan. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Participant and any other holder hereby explicitly waive any right to judicial review.
21.ELECTRONIC DELIVERY & ACKNOWLEDGEMENT
The Company may, at its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. By accepting the Award, the Participant consents to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout the Participant’s term of employment or service with the Company and thereafter until withdrawn in writing by the Participant. The Participant must accept the Award online at www.benefits.ml.com before settlement of any Vested Units. If a Participant does not accept the Award within sixty (60) days after the Award is granted, the Company may, in the sole discretion of the Administrator, cancel the Award, in which case the Award shall be surrendered to the Company without payment of any consideration to the Participant.

Attachment A to Term Sheet

AECOM
PERFORMANCE OBJECTIVES AND EARNOUT SCHEDULE
FY24 PERFORMANCE EARNINGS PROGRAM
This schedule outlines the performance conditions attached to the vesting of the PEP award.
The PEP award is administered in accordance with provisions of the AECOM 2020 Stock Incentive Plan and associated documents, including this Performance Objectives and Earnout Schedule and the Standard Terms and Conditions as established by the Administrator.
The amount of PEP units that may be earned will be determined based on the following:

Performance Objective	Weighting
1.Relative Total Shareholder Return	1/3rd
1.Return on Invested Capital	1/3rd
1.Average Adjusted Earnings Per Share Growth	1/3rd

Details of each Performance Objective as well as the Performance Earnout Schedule for each objective is as follows:
1.Relative Total Shareholder Return (“TSR”)

Relative TSR is tied to the percentile level at which the Company’s TSR over the period from October 1, 2024 through and including September 30, 2027 (the “Performance Period”) stands in relation to the TSR for that same period of the companies comprising the S&P MidCap 400 Index (the “Percentile Rank”) at the beginning of the performance period on October 1, 2024, rounded to the nearest 0.1%.

TSR is calculated for AECOM and each company in the Comparator Group as follows:

TSR =	(Ending Stock Price – Beginning Stock Price) + Reinvested Dividends
Beginning Stock Price

For such purpose, the Administrator will consider the following:

    Performance Period Start Date. October 1, 2024.

    Performance Period End Date. September 30, 2027.

    Beginning Stock Price. Defined as the trailing 30 calendar day average closing stock price of the applicable company, ending on the day immediately prior to the Performance Period Start Date.

    Ending Stock Price. Defined as the trailing 30 calendar day average closing stock price of the applicable company ending on the Performance Period End Date.

    Reinvested Dividends. Defined, with respect to any company, as (i) the aggregate number of shares of common stock (including fractional shares) that could have been purchased during the Performance Period had each cash dividend paid on a single share of the company’s common stock during that period been immediately reinvested in additional shares of the same common stock (or fractional shares) at the closing selling price per share of such common stock on the applicable ex-dividend date multiplied by (ii) Ending Stock Price.

    Comparator Group. The Comparator Group for purposes of the PEP award will consist of the companies in the S&P MidCap 400 Index on October 1, 2024.

In the event that a member of the Comparator Group experiences any of the following events during the Performance Period, the following treatment shall apply:

    Acquisition: If a member of the Comparator Group is acquired during the Performance Period, the member is removed from the Comparator Group;

    Bankruptcy: If a member of the Comparator Group becomes insolvent or bankrupt, as determined by the Administrator, during the Performance Period, the member will remain in the Comparator Group. For the avoidance of doubt, such member could potentially have -100% TSR;

    Delisting: If a member becomes delisted from an exchange on which it is listed, the member will remain in the Comparator Group so long as the company is still trading on a market where an independent share price can be determined (i.e., an over-the-counter market). Once a share price can no longer be determined, treatment of the member’s results will follow based on the reason for delisting (e.g., acquisition, merger, privatization, bankruptcy, etc.);

    Merger: If two members merge with each other, the newly formed company will remain in the Comparator Group while the deactivated member will be removed;

    Privatization: If a member becomes a private company during the Performance Period, the member is removed from the Comparator Group; and

    Spin-off: If a member spins-off one or more subsidiaries or other affiliated entities during the Performance Period, the member will remain in the Comparator Group. The spun off entity will not be added to the Comparator Group. The spin-off will be treated in the same manner as a regular cash dividend paid by that member in an amount equal to the fair market value of the common stock (or fractional share thereof) of the spun-off entity provided.

Capitalization Adjustments: Calculations and definitions shall be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting the shares in question without the issuer’s receipt of consideration, in each case, as determined by the Administrator.

Performance Earnout Schedule: The following schedule shall apply to determine what percentage of the target PEP units is earned after the Performance Period in order to determine the final earned percentage (with straight-line interpolation for performance between the levels listed in the schedule and the maximum payout in all circumstances being 200%):

Percent Earned	0%	100%	200%
Percentile Rank	25th	50th	75th

2.Return on Invested Capital (“ROIC”)

ROIC performance objective is a 3-Year Average ROIC of AECOM less all at-risk self-perform businesses to be sold equal to (a) the average of fiscal years 2025, 2026, and 2027 Adjusted Net Operating Profit After Taxes (“Adj. NOPAT”) divided by (b) the Average Quarterly Invested Capital over fiscal years 2025, 2026, and 2027 of (c)

i.Adj. NOPAT is the sum of Adjusted Attributable Net Income and Adjusted Interest Expense net of Interest Income (tax effected at a normalized 27.5% rate for FY2025, FY2026 and FY2027). Adjusted Attributable Net Income is the Net Income Available to Common Stockholders excluding foreign exchange gains/losses on forward contracts related to financing, acquisition and integration related expenses, transaction related expenses, transformational restructuring related expenses, financing charges in interest expense, the amortization of intangible assets, and financial impacts associated with expected and actual dispositions of non-core businesses and assets. Adjusted Interest Expense excludes financing charges in interest expense.
ii.Invested Capital is the sum of the Attributable Shareholders Equity plus Total Debt less Cash and Cash Equivalents. Quarterly Invested Capital is the beginning and ending balance of each respective quarter excluding (1) any balance with respect to all at-risk businesses to be sold and (2) changes to Accumulated Other Comprehensive Loss (i.e., it is held flat at Q4 FY2024 ending actuals).
Performance Earnout Schedule: The following schedule shall apply to determine what percentage of the target PEP units is earned after the Performance Period in order to determine the final earned percentage (with straight-line interpolation for performance between the levels listed in the schedule and the maximum payout in all circumstances being 200%):

Percent Earned	0%	100%	200%
3-Year Average ROIC	[***]%	[***]%	[***]%

3.Average Adjusted Earnings Per Share (“EPS”) Growth

The Average Adjusted EPS Growth performance objective is measured over fiscal years 2025, 2026, and 2027 reflecting the performance of the Company, enterprise-wide, less all at-risk businesses to be sold.

Adjusted EPS is calculated as (a) Adjusted Attributable Net Income (as defined in Section 2.i.) divided by (b) the Weighted Average Number of Common Shares Outstanding, on a diluted basis, for a fiscal year.

The percentage earned from Average Adjusted EPS Growth is calculated as follows:

i.An amount equal to one-third of the PEP units subject to the Average Adjusted EPS Growth performance objective multiplied by the Percent Earned detailed below based upon the growth in Adjusted EPS from fiscal year 2024 (assumed to be $4.50) to fiscal year 2025; plus

ii.An amount, not less than zero, equal to (A) two-thirds of the PEP units subject to the Average Adjusted EPS Growth performance objective multiplied by the Percent Earned detailed below based upon the average growth in Adjusted EPS in fiscal years 2025 and 2026 compared to the respective prior fiscal year minus (B) the amount determined pursuant to subsection i. above; plus

iii.An amount, not less than zero, equal to (A) the total number of PEP units subject to the Average Adjusted EPS Growth performance objective multiplied by the Percent Earned detailed below based upon the average growth in Adjusted EPS in fiscal years 2025, 2026 and 2027 compared to the respective prior fiscal year minus (B) the amount determined pursuant to subsection i. and ii. above.

Performance Earnout Schedule: The following schedule shall apply to determine what percentage of the target PEP units is earned through each period (with straight-line interpolation for performance between the levels listed in the schedule and the maximum payout in all circumstances being 200%):

From Fiscal Year 2024 to Fiscal Year 2025

Percent Earned	0%	100%	200%
Adjusted EPS Growth	[***]%	[***]%	[***]%

From Fiscal Year 2024 to Fiscal Year 2026

Percent Earned	0%	100%	200%
Average Adjusted EPS Growth	[***]%	[***]%	[***]%

From Fiscal Year 2024 to Fiscal Year 2027

Percent Earned	0%	100%	200%
Average Adjusted EPS Growth	[***]%	[***]%	[***]%

4.Adjustments

Without limiting any other provision in the Term Sheet, the Standard Terms and Conditions (including Attachment A) or the Plan, ROIC and Adjusted EPS, as applicable, shall, for purposes of the Award, be adjusted to eliminate or mitigate the impact of each of the following events not otherwise reflected in the determination, in each case, to the extent and in such manner as the Administrator may determine appropriate in its sole discretion:

i.if there are government funding reductions impacting our business as a result of sequestration, government shutdown or similar event, eliminate the impact from the determination;
ii.goodwill and other non-cash impairment charges;
iii.a) costs associated with unplanned acquisition or divestiture of a business in the initial year only; b) merger and acquisition related transaction and integration costs;
iv.changes in applicable accounting guidance;
v.changes in applicable tax law;
vi.any civil, regional or world war, “Force Majeure”, plague, epidemic, pandemic, outbreaks of infectious disease or any other public health crisis, including quarantine or other employee restrictions that affect the business of the Company in a particular country or countries;
vii.transaction expense related to financing activities including private placement notes, public bond financing, and issuance of convertible debt and other equity or equity-like instruments;
viii.net income gains or losses related to any change in the estimated fair value of any acquisition related accrued liability or contingency and any costs associated with the resolution thereof;
ix.transformational restructuring related costs; and
x.currency fluctuations

ANNEX A
This Annex A includes additional terms and conditions that govern the grant of PEPs to a Participant under the Plan if the Participant renders services, resides or is otherwise subject to tax in one of the countries listed herein.  If a Participant is a citizen or resident of a country other than the one in which the Participant is currently working or transfers to another country after the grant of the PEPs or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant in the same manner. In these circumstances the Participant undertakes to inform the Company about the foregoing. The Company reserves the right to determine in its discretion to what extent the terms and conditions contained herein shall apply to the Participant under these circumstances, subject at all time to local law requirements.  All capitalized terms that are used in this Annex A and not otherwise defined herein shall have the meanings ascribed to them in the PEP Grant Award Agreement (the “Award Agreement”) to which this Annex A is attached.
CANADA

This Agreement is amended to include the following additional terms and conditions, and to make the following modifications, for those Participants who are rendering their services in Canada:
For Participants in Canada, the term “continued employment” as used in the Term Sheet and Plan Documents shall mean that the Participant must be employed by the Company and must not have resigned or retired and, in the event that the Participant’s employment is terminated for any reason by the Company, including unlawful or constructive termination (termination does not include any waiver of any resignation notice period), the “continued employment” period will include only the period up to the termination date plus the remaining minimum period of statutory notice (if any) required by provincial employment standards legislation as may be amended or superseded. More particularly, the period of “continued employment” does not include any common law notice period beyond any minimum required statutory notice period. In accepting the Award, the Participant agrees that if a court were to ever award the Participant common law notice, notwithstanding the termination provisions of the Award Agreement, the Plan Documents or the Participant’s employment agreement, that the period of any such notice award, beyond any minimum entitlements to statutory notice, is not included in the “continued employment” period.

In Canada, as the Award is meant to recognize continuous, full-time and active service at the Company, the vesting period of the Award may be adjusted by the Administrator in its sole discretion to reflect any decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis, provided that the Administrator may take into consideration any accounting consequences to the Company or tax consequences in making any such adjustment and subject at all times to the Company’s obligations under applicable human rights legislation.

In Canada, if the Participant’s employment is terminated by the Company for any reason, including unlawful or constructive termination, (termination does not include any waiver of any resignation notice period), the Participant’s “Termination of Employment” for the purposes of the Award and the Plan Documents will not occur until the end of any minimum period of statutory notice (if any) required by provincial employment standards legislation as may be amended or superseded. If the Participant resigns or retires, “Termination of Employment” will occur on the day the employee ceases to serve the Company, and does not include any waiver of any resignation notice period. For certainty, the Canadian Participants’ Termination of Employment will occur on the later of (i) the day the employee ceases to serve the Company or (ii) the last day of the minimum statutory notice period required by the applicable provincial employment standards legislation. Canadian Participants are not eligible to continue participating in the Award through any common law notice period beyond the minimum statutory notice period (if any), and Canadian Participants are not entitled to damages in lieu of continued participation in the Award through any common law notice period beyond the minimum statutory notice period (if any). In accepting the Award, each Canadian Participant agrees that if a court were to ever award common law notice, notwithstanding the termination provisions of any Standard Terms and Conditions in the Award Agreement, the Plan Documents, or the applicable employment agreement, that the period of any such notice award, beyond any minimum entitlements to statutory notice, will not extend the Termination of Employment date for purposes of the Award. For clarity, the definition of “Termination of Employment” referenced in section 6(f)(ii) of the Plan does not apply to Canadian Participants.

For additional clarity, no Canadian Participants are eligible to participate in or receive any of the Awards or Incentive Bonuses under the Plan or the Award Agreement following their Termination of Employment (except as explicitly allowed in the Plan Documents).

Further, the term “Cause” as used in the Plan and the Award Agreement shall, for Participants in Ontario, Canada, mean only wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Company.

In addition, any references to terminating the Participant’s employment “at any time” throughout the Plan Documents, for Ontario Participants shall mean “at any time permitted by applicable law”.

The application of the provisions of the Plan Documents with respect to Total and Permanent Disablement will be subject at all times to applicable human rights provision in the province in which the Canadian Participant is employed.

With respect to section 15 of the Plan, the Suspension or Termination of Awards will be subject at all times to the requirements of applicable employment standards legislation.

With respect to subsection 19(b) of the Plan, the Administrator’s discretion to waive or amend the operation of the Plan provisions respecting exercise after Termination of Employment or service to the Company or an affiliate shall only be exercised in compliance with applicable employment standards legislation.

With respect to section 24 of the Plan, the arbitration of disputes will be subject at all times to any mandatory dispute resolution process provided under statute.

For clarity, in Canada, this Annex A supersedes the terms of the Plan and the Award Agreement, and in the event of a conflict between this Annex A and the terms of the Plan and Award Agreement, the parties agree to defer to the terms of this Annex A. Except as expressly modified by the terms of this Annex A, all other terms and conditions of the Plan and the Award Agreement continue to apply and remain in full force and effect.